EXHIBIT 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THI USA INC.

ARTICLE I

The name of the corporation is THI USA Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the corporation has authority to issue is Two Hundred Fifty Million and Two (250,000,002) shares, consisting of two classes: Two Hundred Fifty Million (250,000,000) shares shall be Common Stock, $0.001 par value per share, and Two (2) shares shall be Preferred Stock, $0.001 par value per share.

B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Redeemable and Retractable Preferred Stock, which series shall consist of Two (2) shares (the “Redeemable and Retractable Preferred Stock”), are as set forth below in this Article IV(B).

1. Dividends. The holders of the Redeemable and Retractable Preferred Stock shall be entitled to receive, when and as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, such noncumulative dividends as may be declared from time to time by the Board of Directors. Except as provided in the preceding sentence, holders of Redeemable and Retractable Preferred Stock shall not be entitled to receive any dividends. No rights or interest shall accrue to the holders of the Redeemable and Retractable Preferred Stock by reason of the fact that this corporation shall fail to declare or pay dividends on the Redeemable and Retractable Preferred Stock in any calendar year or any fiscal year of this corporation, whether or not the earnings of this corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part. This corporation shall not declare or pay (or set aside for payment) any dividend or distribution on the Common Stock, in any year, unless at the date of such declaration or payment any dividend or distribution on the Redeemable and Retractable Preferred Stock that has been declared for such year has been paid in full out of assets legally available therefor.

2. Liquidation Rights.

(A) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary (a “Liquidation Event”), the holder(s) of Redeemable and Retractable Preferred Stock shall be entitled to receive, prior and in preference to any payment or distribution (or any aside for any payment or distribution) of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Redemption Price (as defined below) for each outstanding share of Redeemable and Retractable Preferred Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Redeemable and Retractable Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Redeemable and Retractable Preferred Stock.

(B) Upon completion of the payment or distribution required by subsection (A) of this Section 2, the holders of the Common Stock shall receive all of the remaining assets of this corporation on a pro rata basis according to the number of shares of Common Stock held by each holder thereof, or as otherwise provided for in this Certificate of Incorporation.

3. Voting Rights. Each holder of shares of Redeemable and Retractable Preferred Stock shall be entitled to one (1) vote for each share thereof held. Subject to the other provisions of this Certificate of Incorporation, each holder of Redeemable and Retractable Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided in this Certificate of Incorporation or as required by law, the holders of Redeemable and Retractable Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

4. Conversion. The holders of shares of Redeemable and Retractable Preferred Stock shall not have any conversion rights or obligations.

5. Redemption.

(A) This corporation may, to the extent of its assets legally available therefor on a date (the “Redemption Date”) at any time after the shares of Redeemable and Retractable Preferred Stock are issued by this corporation (the “Issuance Date”), redeem from each holder of shares of Redeemable and Retractable Preferred Stock, that number of shares of such series then held by such holder as of the Redemption Date, at a price per share equal to the sum of (i) one hundred dollars ($100.00), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, less the aggregate amount of all dividends paid thereon through and including the Redemption Date, and (ii) all dividends declared but unpaid (collectively, the “Redemption Price”). This corporation shall provide notice of redemption, specifying the manner and place of redemption and the Redemption Price (a “Redemption Notice”) to each holder of record of the Redeemable and Retractable Preferred Stock of this corporation at the address for such holder last shown on the records of this corporation, on or before the Redemption Date; provided, however, that, unless the holders of Redeemable and Retractable Preferred Stock and this corporation agree otherwise, the Redemption Date shall be the date on which the Redemption Notice is given to said holders.

(B) At any time on or after the Issuance Date, any holder of an outstanding share of Redeemable and Retractable Preferred Stock may elect to have such share redeemed by this corporation. In such event, this corporation shall redeem such share, out of funds legally available therefor, at a price equal to the Redemption Price. Any election by a holder of an outstanding share of Redeemable and Retractable Preferred Stock pursuant to this Subsection (B) shall be made by written notice (the “Retraction Notice”) to this corporation on or before the elected redemption date (the “Retraction Date”); provided, however, that, unless the electing holder and this corporation agree otherwise, the Retraction Date shall be the date on which the Retraction Notice is given to the corporation.

(C) The aggregate Redemption Price shall be payable in cash in immediately available funds to the respective holders of record of the Redeemable and Retractable Preferred Stock on the Redemption Date or Retraction Date, as the case may be, less any taxes required to be withheld from the payment of the Redemption Price by this corporation.

(D) If the funds of this corporation legally available to redeem shares of Redeemable and Retractable Preferred Stock on the Redemption Date or Retraction Date, as the case may be, are insufficient to redeem the total number of such shares required to be redeemed on such date, this corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Redeemable and Retractable Preferred Stock required to be so redeemed, including, without limitation, to the extent permissible under applicable law, reducing the stated capital of this corporation or causing a revaluation of the assets of this corporation under Section 154 of the General Corporation Law to create sufficient surplus to make such redemption (provided that this corporation shall not be required to incur indebtedness to make such redemption), and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of this corporation are legally available to redeem such shares of Redeemable and Retractable Preferred Stock, this corporation shall as soon as practicable use such funds to redeem the balance of the shares that this corporation became obligated to redeem on the Redemption Date or Retraction Date, as the case may be, (but which it has not yet redeemed) at such Redemption Price.

(E) If any shares of Redeemable and Retractable Preferred Stock are not redeemed on the Redemption Date or Retraction Date, as the case may be, for any reason, other than pursuant to Subsection (F) below, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Incorporation, and this corporation shall pay interest, out of funds legally available therefor, from and after the date that is ten (10) days after the Redemption Date or Retraction Date, as the case may be, on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to eight percent (8%), with such interest to accrue daily in arrears and to be compounded quarterly; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision of this Certificate of Incorporation results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date or Retraction Date, as the case may be, to the extent permitted by law.

(F) If on the Redemption Date or Retraction Date, the Redemption Price payable upon redemption of the shares of Redeemable and Retractable Preferred Stock to be redeemed on such Redemption Date or Retraction Date is paid or tendered for payment, then notwithstanding that the certificates evidencing any of the shares of Redeemable and Retractable Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except for the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor (or affidavit of loss and indemnity with respect thereto).

6. Redeemed Shares. Any shares of Redeemable and Retractable Preferred Stock which are redeemed or otherwise acquired by this corporation or any of its subsidiaries in the manner set forth in Section 5 above shall be automatically and immediately canceled and shall not be reissued, sold or transferred as shares of Redeemable and Retractable Preferred Stock. Neither this corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Redeemable and Retractable Preferred Stock.

7. No Reissuance of Redeemable and Retractable Preferred Stock. No share or shares of Redeemable and Retractable Preferred Stock acquired by this corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which this corporation shall be authorized to issue.

8. Restrictions and Limitations. At any time when any shares of Redeemable and Retractable Preferred Stock are outstanding, this corporation shall not, without first obtaining the written consent, or affirmative vote at a meeting of the stockholders of this corporation, of the holders of at least a majority of the then outstanding shares of the Redeemable and Retractable Preferred Stock, consenting or voting (as the case may be) separately as a single class:

(A) amend its Certificate of Incorporation in any manner that would alter or change the powers, preferences or rights, and the qualifications, limitations and restrictions, of the holders of Redeemable and Retractable Preferred Stock so as to affect them adversely;

(B) reclassify any outstanding shares of securities of this corporation into shares having powers, preferences and rights superior to the Redeemable and Retractable Preferred Stock;

(C) authorize or issue any other equity security, including any other security convertible into or exercisable for any equity security having powers, preferences and rights superior to the Redeemable and Retractable Preferred Stock as to dividend rights, liquidation or redemption;

(D) declare or pay any dividends (other than dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution, purchase, redemption or acquisition (other than redemptions pursuant to Section 6), directly or indirectly, on account of any shares of Preferred Stock or Common Stock now or hereafter outstanding; or

(E) permit any subsidiary of this corporation to perform any of the actions described in Subsections (A) through (D) above.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Section (C) of Article IV.

1. Dividend Rights. Subject to the prior and superior rights of holders of all classes of stock at the time outstanding having prior and superior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, such noncumulative dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the occurrence of a Liquidation Event, the assets of this corporation shall be distributed as provided in Section (B)(2) of Article IV hereof.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

The Board of Directors of the corporation shall have the power to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VII

A. Limitation of Personal Liability. To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

B. Indemnification.

1. Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section (B) of Article VII shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

2. The rights conferred on any Covered Person by this Section (B) of Article VII shall not be exclusive of any other rights that any Covered Person may have or hereafter acquire under law, this Certificate, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

3. Any repeal or amendment of this Section (B) of Article VII by the stockholders of the corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section (B) of Article VII, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

4. This Section (B) of Article VII shall not limit the right of the corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE VIII

Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of §291 of Title 8 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under §279 of Title 8 of the General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

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